EXHIBIT (8)(f)

Fourth Amendment to Participation Agreement

Fourth Amendment dated May 21, 2007

To the

Participation, Market Consulting and Administration Agreement

Dated June 22, 1998

THIS FOURTH AMENDMENT (“Amendment”) to the Participation, Market Consulting and Administration Agreement dated June 22, 1998, as previously amended September 25, 2000, June 30, 2001 and June 30, 2005 (“Agreement”) is made and effective as of the twenty-first day of May 2007, by and among the original Parties to the Agreement, namely, Vanguard Variable Insurance Funds (formerly Vanguard Variable Insurance Fund, Inc.) (“Fund”), The Vanguard Group, Inc. (“Sponsor”), and Peoples Benefit Life Insurance Company (“Peoples Benefit”), (formerly known as Providian Life and Health Insurance Company) on its own behalf and on behalf of the Peoples Benefit Life Insurance Company Separate Account IV (“Separate Account IV”), Transamerica Financial Life Insurance Company (“TFLIC”), (formerly known as First Providian Life Insurance Company and AUSA Life Insurance Company) on its own behalf and on behalf of the Transamerica Financial Life Insurance Company Separate Account B (“Separate Account B” and, collectively with the Separate Account IV, the “Accounts”). (Peoples Benefit and TFLIC are collectively referred to herein as the “Company”). All other terms are capitalized herein shall have the same meanings as set forth in the Agreement.

WHEREAS, this Amendment shall supersede and replace those portions of the Agreement which conflict with the terms and provisions of this Amendment. All other terms and provisions of the Agreement that are not expressly modified by this Amendment shall remain unchanged and in full force and effect, and the entire Agreement shall include the entire original Agreement, each of the foregoing amendments, including this Fourth Amendment dated May 21, 2007.

WHEREAS, the Company and Sponsor are also parties to one certain Amended and Restated Administrative Services Agreement dated December 14, 2001, as amended (the “Administrative Services Agreement”); this Amendment shall also supersede and replace those portions of the Administrative Services Agreement which conflict with the terms and provisions of this Amendment, and all other terms and provisions of the Administrative Services Agreement that are not expressly modified by this Amendment shall remain unchanged and in full force and effect.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises, agreements and representations in this Amendment, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.	Within a mutually agreed upon period on or after May 1, 2007, all owners of Vanguard Variable Annuity (“VVA”) Contracts will be provided the opportunity to purchase a Guaranteed Lifetime Withdrawal Benefit Rider (“GLWB Rider”) to be associated with the owner’s VVA contract. The terms of the GLWB Rider shall be substantially as set forth in the form of the Rider attached as Schedule “A” to this Amendment, which may be changed from time-to-time by mutual written agreement of the parties pursuant to the terms of this Amendment.

2.	The Sponsor will supply to the Company a daily extract containing administrative information regarding the GLWB Rider in order to allow the Company to appropriately hedge the risks incurred in issuing the GLWB Rider. The information will also be used in the review of pricing to determine if conditions warrant a change (for example, to either reduce or increase the charge or benefits provided in future riders).

The type of information provided by the Sponsor will include, but is not limited to:

a.	Total Withdrawal Base

b.	Annuitant information (age, gender, etc.)

c.	GLWB Rider status (no rider, active rider, upgraded, or terminated)

d.	Maximum Annual Withdrawal Amount

e.	Payment amount

The Company will discuss with the Sponsor any proposed changes to the pricing of the GLWB Rider prior to implementing a change in pricing. A change in the pricing may occur at any time by the Company due to a variety of reasons, including but not limited to changes in:

a.	Policyholder behavior (age distribution or withdrawal utilization, among other things).

b.	Hedging costs due to various external economic factors, such as interest rates and volatility levels.

c.	Regulatory or internal requirements resulting in higher costs, allocations, reserves or other factors not covered by the then current GLWB Rider fee.

d.	Fund allocations.

3.	Any changes to the pricing will only affect GLWB Riders issued after the modifications are agreed upon and implemented. GLWB Riders in force prior to the modifications will maintain their current pricing.

4.	The Company reserves the right to stop issuing new GLWB Riders at any time for any reason upon prior notice to Sponsor.

IN WITNESS WHEREOF, each of the Parties to this Amendment has caused this Amendment to be duly executed effective as of the date set forth above.

Company:
Peoples Benefit Life Insurance Company

By:	/s/ Anne M. Spaes
Title:	Vice President

Transamerica Financial Life Insurance Company

By:	/s/ Anne M. Spaes
Title:	Vice President

Sponsor:
The Vanguard Group, Inc.

By:	/s/ Patricia A. Colby
Title:	Principal

Fund:
Vanguard Variable Insurance Funds

By:	/s/ Patricia A. Colby
Title:	Principal